Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

Nordstrom, Inc.

ARTICLE I
NAME

The name of this corporation is Nordstrom, Inc.

ARTICLE II
Duration

The period of duration of this corporation is perpetual.

ARTICLE III
PURPOSE

This corporation is organized for the purpose of engaging in any business, trade or activity which may be conducted lawfully by a corporation organized under the Washington Business Corporation Act (the “Act”).

ARTICLE IV
SHARES

This corporation is authorized to issue One Hundred (100) shares of common stock.

ARTICLE V
NO PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

ARTICLE VI
NO CUMULATIVE VOTING

At each election for directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

ARTICLE VII
BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

ARTICLE VIII
DIRECTORS

The number of directors of this corporation shall be determined in the manner specified by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

ARTICLE IX
SHAREHOLDER ACTION ON LESS THAN
UNANIMOUS CONSENT

In any matter requiring shareholder action, the shareholders may act by consent of the shareholders holding of record, or otherwise entitled to vote in the aggregate, the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted. No period of advance notice is required to be given to any nonconsenting shareholders.

ARTICLE X
LIMITATION OF DIRECTORS' LIABILITY

Any personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director is eliminated, except for any liability for any acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, for conduct violating RCW 23B.08.310, for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled, or for any act or omission occurring prior to June 15, 1988, the date when this Article initially became effective. If hereafter the Act is amended to change the corporation’s power to eliminate or limit the liability of a director to the corporation, then, upon the effective date of the amendment and without further act:

if the amendment permits further elimination or limitation of liability, the liability of a director shall be additionally eliminated and limited to such further extent, or if the amendment changes the power to eliminate the liability of a director in any other respect, the liability of a director shall be eliminated and limited with respect to acts or omissions occurring after the effective date of the amendment to the fullest extent permitted by the Act as so amended.

No amendment or repeal of these Articles of Incorporation shall adversely affect any right or any elimination or limitation of liability of a director existing immediately prior to the amendment or repeal.

ARTICLE XI
INDEMNIFICATION

Section 11.1      Right to Indemnification. Each person (including a person’s personal representative) who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or by or in the right of the corporation, or otherwise (hereinafter a “proceeding”) by reason of the fact that he or she (or a person of whom he or she is a personal representative) is or was a director or officer of the corporation or an officer of a division of the corporation, or, while serving as a director or officer of the corporation or an officer of a division of the corporation, is or was acting at the request of the corporation as a director, officer, partner, trustee, employee, agent or in any other relationship or capacity whatsoever, of any other foreign or domestic corporation, partnership, joint venture, employee benefit plan or trust or other trust, enterprise or other private or governmental entity, agency, board, commission, body or other unit whatsoever (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, partner, trustee, employee, agent or in any other relationship or capacity whatsoever, shall be indemnified and held harmless by the corporation against all expenses, liabilities and losses (including but not limited to attorneys’ fees, judgments, claims, fines, ERISA and other excise and other taxes and penalties and other adverse effects and amounts paid in settlement), reasonably incurred or suffered by the indemnitee; provided, however, that except as provided in Section 11.2 with respect to suits relating to rights to indemnification, the corporation shall indemnify any indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the corporation.

No indemnification shall be provided to any indemnitee for acts or omissions of such person finally adjudged to be intentional misconduct or a knowing violation of law, or from or on account of conduct of an indemnitee finally adjudged to be in violation of RCW 23B.08.310, or from or on account of any transaction with respect to which it was finally adjudged that such indemnitee personally received a benefit in money, property, or services to which the person was not legally entitled. Notwithstanding the foregoing, if Section 23B.08.560 or any successor provision of the Act is hereafter amended, the restrictions on indemnification set forth in this Section shall be as set forth in such amended statutory provision.

The right to indemnification granted in this Article is a contract right and includes the right to payment by, and the right to receive reimbursement from, the corporation of all expenses as they are incurred in connection with any proceeding in advance of its final disposition (hereinafter an “advance of expenses”); provided, however, that an advance of expenses received by an indemnitee in his or her capacity as a director or officer of the corporation, as an officer of a division of the corporation, or, acting at the request of the corporation, as director or officer of any other foreign or domestic corporation, partnership, joint venture, employee benefit plan or trust or other trust, enterprise or other private or governmental entity, agency, board, commission, body or other unit whatsoever (and not in any other capacity in which service was or is rendered by such indemnitee unless such service was authorized by the board of directors of the corporation) shall be made only upon (i) receipt by the corporation of a written undertaking (hereinafter an “undertaking”) by or on behalf of such indemnitee, to repay advances of expenses if and to the extent it shall ultimately be determined by order of a court having jurisdiction (which determination shall become final upon expiration of all rights to appeal), hereinafter a “final adjudication”, that the indemnitee is not entitled to be indemnified for such expenses under this Article, (ii) receipt by the corporation of written affirmation by the indemnitee of his or her good faith belief that he or she has met the standard of conduct applicable (if any) under the Act necessary for indemnification by the corporation under this Article, and (iii) a determination of the board of directors of the corporation, in its good faith belief, that the indemnitee has met the standard of conduct applicable (if any) under the Act necessary for indemnification by the corporation under this Article.

Section 11.2      Right of Indemnitee to Bring Suit. If any claim for indemnification under Section 11.1 is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for an advance of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If the indemnitee is successful in whole or in part in any such suit, or in any suit in which the corporation seeks to recover an advance of expenses, the corporation shall also pay to the indemnitee all the indemnitee’s expenses in connection with such suit. The indemnitee shall be presumed to be entitled to indemnification under this Article upon the corporation’s receipt of indemnitee’s written claim (and in any suits relating to rights to indemnification where the required undertaking and affirmation have been received by the corporation) and thereafter the corporation shall have the burden of proof to overcome that presumption. Neither the failure of the corporation (including its board of directors, independent legal counsel, or shareholders) to have made a determination prior to other commencement of such suit that the indemnitee is entitled to indemnification, nor an actual determination by the corporation (including its board of directors, independent legal counsel or shareholders) that the indemnitee is not entitled to indemnification, shall be a defense to the suit or create a presumption that the indemnitee is not so entitled. It shall be a defense to a claim for an amount of indemnification under this Article (other than a claim for advances of expenses prior to final disposition of a proceeding where the required undertaking and affirmation have been received by the corporation) that the claimant has not met the standards of conduct applicable (if any) under the Act to entitle the claimant to the amount claimed, but the corporation shall have the burden of proving such defense. If requested by the indemnitee, determination of the right to indemnity and amount of indemnity shall be made by final adjudication (as defined above) and such final adjudication shall supersede any determination made in accordance with RCW 23B.08.550.

Non-Exclusivity of Rights. The rights to indemnification (including, but not limited to, payment, reimbursement and advances of expenses) granted in this Article shall not be exclusive of any other powers or obligations of the corporation or of any other rights which any person may have or hereafter acquire under any statute, the common law, the corporation’s Articles of Incorporation or Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. Notwithstanding any amendment to or repeal of this Article XI, the rights to indemnification for an indemnitee under this Article XI shall vest at the time the indemnitee first becomes a director, officer, partner, trustee, employee, agent or in any other relationship or capacity whatsoever and no repeal or amendment of, or adoption of any provision inconsistent with this Article XI shall adversely affect any rights to indemnification granted to an indemnitee pursuant hereto existing at, arising out of, or related to any acts or omissions of such indemnitee occurring prior to such amendment or repeal.

Section 11.3      Insurance, Contracts and Funding. The corporation may purchase and maintain insurance, at its expense, to protect itself and any person (including a person’s personal representative) who is or was a director, officer, employee or agent of the corporation or who is or was a director, officer, partner, trustee, employee, agent, or in any other relationship or capacity whatsoever, of any other foreign or domestic corporation, partnership, joint venture, employee benefit plan or trust or other trust, enterprise or other private or governmental entity, agency, board, commission, body or other unit whatsoever, against any expense, liability or loss, whether or not the power to indemnify such person against such expense, liability or loss is now or hereafter granted to the corporation under the Act. The corporation may enter into contracts granting indemnity, to any such person whether or not in furtherance of the provisions of this Article and may create trust funds, grant security interests and use other means (including, without limitation, letters of credit) to secure and ensure the payment of indemnification amounts.

Section 11.4      Indemnification of Employees and Agents. The corporation may, by action of the board of directors, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agent of the corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted under, or provided by, the Act or otherwise.

Section 11.5      Separability of Provisions. If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever (i) the validity, legality and enforceability of the remaining provisions of this Article (including without limitation, all portions of any sections of this Article containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Article (including, without limitation, all portions of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 11.6      Partial Indemnification. If an indemnitee is entitled to indemnification by the corporation for some or a portion of expenses, liabilities or losses, but not for the total amount thereof, the corporation shall nevertheless indemnify the indemnitee for the portion of such expenses, liabilities and losses to which the indemnitee is entitled.

Section 11.7      Successors and Assigns. All obligations of the corporation to indemnify (including, but not limited to, payment, reimbursement and advances of expenses) any indemnitee: (i) shall be binding upon all successors and assigns of the corporation (including any transferee of all or substantially all of its assets and any successor by merger or otherwise by operation of law), (ii) shall be binding on and inure to the benefit of the spouse, heirs, personal representatives and estate of the indemnitee, and (iii) shall continue as to any indemnitee who has ceased to be a director, officer, partner, trustee, employee or agent (or other relationship or capacity).